Consent of Independent Accountants:

The Board of Directors and Stockholders
 Optika Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-56501 and 333-42250) on Form S-8 of Optika Inc. of our report dated January 23, 2003, with respect to the consolidated balance sheets of Optika Inc. and subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 Annual Report on Form 10-K, of Optika Inc.

                                                      KPMG LLP

Denver, Colorado
March 20, 2003